                                                                       Exhibit 3



                                FIRST AMENDMENT


          FIRST AMENDMENT, dated as of September 29, 1994, to the Amended and Restated Investment Agreement dated as of January 31, 1994 (as amended, supplemented and modified through the date hereof, and as the same may be further amended, supplemented or otherwise modified from time to time, the "Investment Agreement"; capitalised terms which are used herein and defined in the Investment Agreement shall have the meanings specified in the Investment Agreement), between British Telecommunications plc, a public limited company incorporated under the laws of England and Wales ("BT") and MCI Communications Corporation, a Delaware corporation (the "Company").


                             W I T N E S S E T H :

          WHEREAS, in connection with the EC Commission's review of the transactions contemplated by the Investment Agreement and the Newco Agreement, the EC Commission has requested and, in accordance with Sections 8.1 and 8.2 of the Investment Agreement, the Company and BT have agreed, that the Investment Agreement be amended as set forth below;

          NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto agree as follows:

          SECTION 1. Amendment and Restatement of Section 9.12 of the Investment Agreement. Section 9.12 of the Investment Agreement is hereby amended and restated to read in its entirety as set forth on Annex A hereto.

          SECTION 2. Representation and Warranty of the Company and BT. Each of MCI and BT represents and warrants to the other party hereto that this First Amendment has been duly authorized by all necessary corporate action on the part of such party and duly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          SECTION 3. Counterparts. This First Amendment may be executed by one or more of the parties to this First



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

Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          SECTION 4. Limitation of Amendment. Except as expressly provided herein, the Investment Agreement shall continue to be, and shall remain, in full force and effect. Except as expressly provided herein, this First Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Investment Agreement.

          SECTION 5. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        MCI COMMUNICATIONS CORPORATION


                                        By: /s/ Bert C. Roberts, Jr.
                                           -------------------------
                                           Name:
                                           Title:



                                        BRITISH TELECOMMUNICATIONS plc

                                        By: /s/ Colin R. Green
                                           -------------------------
                                           Name:
                                           Title:

                                                                         Annex A
                                                              to First Amendment



          9.12  RELEASE OF RIGHTS AND OBLIGATIONS.  (a)   Except as otherwise
provided in Section 9.12(b), subsequent to the Closing, in the event that BT or any of its Affiliates engages directly or indirectly in the Core Business of the Company in the Americas or transfers or provides sales and marketing support, technology or customer traffic in connection with any Person engaged in the Core Business of the Company in the Americas or holds or acquires an interest in any Person who is engaged in the Core Business of the Company in the Americas as a partner, shareholder, principal or in any other capacity of ownership or control (such activities, whether or not engaged in the Americas, are collectively referred to as being "Engaged in the Core Business of the Company"), then, as provided in the Certificate of Incorporation (as amended by the Certificate of Amendment), any outstanding shares of Class A Common Stock shall be subject to conversion into shares of Common Stock in accordance with section 4(b)(9)(ii) of the Certificate of Incorporation (as amended by the Certificate of Amendment) by reason of the occurrence of an event described in section 4(b)(11)(vi)(E)(ii) of the Certificate of Incorporation (as amended by the Certificate of Amendment), Sections 9.3 through 9.7 of this Agreement (except for the last sentence of Section 9.7(c)) shall become void and of no further force and effect (such consequences are collectively referred to herein as the "Loss of BT Rights") and all further obligations of the Company and BT or any of their respective Affiliates or their respective officers or directors with respect to any obligation thereunder shall terminate without further liability, in each case pursuant to a determination in accordance with the arbitration procedures set forth in Section 9.12(f) or 9.12(g).

          (b) Notwithstanding anything contained in Section 9.12(a), BT shall not be subject to the Loss of BT Rights under Section 9.12(a) from:

          (i) acquiring or owning, directly or indirectly, for investment purposes, securities of any Person not principally Engaged in the Core Business of the Company (or if such Person is principally Engaged in the Core Business of the Company, less than 10% of its Core Business revenues are derived within the Americas) if such Person is a publicly traded company and BT and its Affiliates own less than 5% of the voting securities of such Person, provided that such investment does not exceed 0.5% of BT's total consolidated assets;





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          (ii)  correspondent relationships in the ordinary course of business and the activities listed on Schedule 9.12;

         (iii) any activity undertaken by BT or Affiliates pursuant to Requirements of Law if the failure to comply with such Requirement of Law would contravene in any material respect the license granted to BT on 22nd June 1984 under the Telecommunications Act 1984, as from time to time amended, or would otherwise have a material adverse effect on the business or results of operations of BT;

          (iv) a transaction whereby, directly or indirectly, control of (by merger, tender offer or otherwise), or all or substantially all of the assets of, any Person Engaged in the Core Business of the Company in the Americas are transferred to BT or any of its Affiliates, provided that (x) less than 20% of such Person's consolidated revenues are derived from sales in the Americas contributed by operations within the Core Business of the Company and (y) BT, at the request of the Company, shall sell or cause the sale of the subsidiary, division or other entity conducting such operations in accordance with the procedures (the "First Offer Procedures") set forth in Section 9.12(i), provided further that such subsidiary, division or other entity shall not be required to be sold until such time as it generates annual revenues of $25 million or more per year;

           (v) any inadvertent condition or act (each an "Inadvertent Condition") that would otherwise result in a Loss of BT Rights, including, without limitation, any such condition or act that results solely from the actions of any Person other than BT or its Affiliates or any activity undertaken without the knowledge of any executive officer of BT, provided that, if BT shall become aware of such Inadvertent Condition, it shall promptly give written notice of such Inadvertent Condition to the Company and BT and the Company shall negotiate in good faith to reach an agreement in writing with respect to a cure for such Inadvertent Condition, provided further that, unless otherwise agreed by BT and the Company in such written agreement, within one year following the delivery of such notice, BT shall dispose of the securities, assets or business that gave rise to such Inadvertent Condition, provided that BT, at the request of the Company, shall sell or cause the sale of such securities, assets or business in accordance with the First Offer Procedures;

          (vi) ownership of Newco and the activities contemplated by the Newco Agreement and the "Related Agreements" (as defined in the Newco Agreement); or





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
         (vii) any activity undertaken with confirmation in writing by the Company that such activity will not result in a Loss of BT Rights;

          (c) Except as otherwise provided in Section 9.12(e), subsequent to the Closing, in the event that the Company or any of its Affiliates engages directly or indirectly in the Core Business of BT outside the Americas or transfers or provides sales and marketing support, technology or customer traffic in connection with any Person engaged in the Core Business of BT outside the Americas or holds or acquires an interest in any Person who is engaged in the Core Business of BT outside the Americas as a partner, shareholder, principal or in any other capacity of ownership or control (such activities, whether or not engaged in outside the Americas, are collectively referred to as being "Engaged in the Core Business of BT"), then Sections 5.1, 5.3, 7.1, 7.2, 7.3, 10.2 and 10.3 of this Agreement shall become void and of no further force and effect (such consequences are collectively referred to herein as the "Loss of Company Rights") and all further obligations of the Company and BT or any of their respective Affiliates or their respective officers or directors with respect to any obligation thereunder shall terminate without further liability, provided that any determination as to whether the Company has undertaken the foregoing activities or the activities described in the next succeeding sentence shall be determined in accordance with the arbitration procedures set forth in Section 9.12(f) and 9.12(g). Notwithstanding the foregoing, the Company shall not be subject to the Loss of Company Rights under this Section 9.12(c) from being Engaged in the Core Business of BT in any of the states located in the European Economic Area as it may exist from time to time (the "EEA") subsequent to the fifth anniversary of the Closing Date; provided that being Engaged in the Core Business of BT in the EEA subsequent to the fifth anniversary of the Closing Date (except as otherwise provided in Section 9.12(e) and subject to the proviso in the next preceding sentence) shall subject the Company to the Loss of Company Rights if, prior to the fifth anniversary of the Closing Date, the Company or any of its Affiliates takes, or causes to be taken, any actions with the purpose of facilitating the Company or any of its Affiliates being Engaged in the Core Business of BT in the EEA subsequent to the fifth anniversary of the Closing Date; and provided further that (except as otherwise provided in Section 9.12(e) and subject to the proviso in the next preceding sentence) the Company will continue to be subject to the Loss of Company Rights to the extent that any activity permitted by this sentence results in or causes the Company or any of its Affiliates to be Engaged in the Core Business of BT outside (x) the Americas and (y) the EEA.

          (d) Except as otherwise provided in Section 9.12(e), subsequent to the fifth anniversary of the Closing,





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in the event that the Company or any of its Affiliates becomes Engaged in the
Core Business of BT in the EEA, then BT may undertake the activities specified in Section 9.12(a) without suffering any loss of BT Rights (such consequence is referred to herein as the "Loss of BT Rights Termination"), provided that any determination as to whether the Company has undertaken the foregoing activities shall be determined in accordance with the arbitration procedures set forth in
Section 9.12(f) and 9.12(g).

          (e)   Notwithstanding anything contained in Section 9.12(c) or
Section 9.12(d), the Company shall not be subject to the Loss of Company Rights under Section 9.12(c) or the Loss of BT Rights Termination under Section 9.12(d) from the Company or any of its Affiliates:

           (i) acquiring or owning, directly or indirectly, for investment purposes, securities of any Person not principally Engaged in the Core Business of BT (or if it is principally Engaged in the Core Business of BT, less than 10% of its Core Business revenues are derived outside the Americas) if such Person is a publicly traded company and the Company and its Affiliates own less than 5% of the voting securities of such Person, provided that such investment does not exceed 0.5% of the Company's total consolidated assets;

          (ii) correspondent relationships in the ordinary course of business and the activities listed on Schedule 9.12;

         (iii) any activity undertaken by the Company or its Affiliates pursuant to Requirements of Law if the failure to comply with such law would have a material adverse effect on the business or results of operations of the Company;

          (iv) a transaction whereby, directly or indirectly, control of (by merger, tender offer or otherwise), or all or substantially all of the assets of, any Person Engaged in the Core Business of BT outside the Americas are transferred to the Company or any of its Affiliates, provided that (x) less than 20% of such Person's consolidated revenues are derived from sales outside the Americas contributed by operations within the Core Business of BT and (y) the Company, at the request of BT, shall sell or cause the sale of the subsidiary, division or other entity conducting such operations in accordance with the First Offer Procedures set forth in
     Section 9.12(j), provided further that such subsidiary, division or other entity shall not be required to be sold until such time as it generates annual revenues of $25 million or more per year;





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           (v)  any Inadvertent Condition that would otherwise result in a Loss of Company Rights, including, without limitation, any such condition or act that results solely from the actions of any Person other than the Company or its Affiliates or any activity undertaken without the knowledge of any executive officer of the Company, provided that, if the Company shall become aware of such Inadvertent Condition, it shall promptly give written notice of such Inadvertent Condition to BT and the Company and BT shall negotiate in good faith to reach an agreement in writing with respect to a cure for such Inadvertent Condition, provided further that, unless otherwise agreed by the Company and BT in such written agreement, within one year following the delivery of such notice, the Company shall dispose of the securities, assets or business that gave rise to such Inadvertent Condition, provided that the Company, at the request of BT, shall sell or cause the sale of such securities, assets or business in accordance with the First Offer Procedures;

          (vi) ownership of Newco and the activities contemplated by the Newco Agreement and the "Related Agreements" (as defined in the Newco Agreement); or

         (vii) any activity undertaken with confirmation in writing by BT that such activity will not result in a Loss of Company Rights.

          (f) In the event that either of the parties hereto but which, in the case of activities described in Section 9.12(d), shall be the Company (the "Investing Party") is considering any activity that it believes the other party ("Subject Party") may view as resulting in the loss of rights as specified in
Section 9.12(a) or 9.12(c) as may be applicable (the "Loss of Rights") or in the Loss of BT Rights Termination, then the Investing Party may provide notice (the "Investing Notice") of such proposed activity to the Subject Party and seek the Subject Party's consent to engaging in such activity. If following good faith consultation the Subject Party fails to grant such consent, then the Investing Party may within 30 days after delivery of the Investing Notice initiate binding arbitration as to whether such activities would result in the Loss of Rights or in the Loss of BT Rights Termination as hereinafter provided pursuant to the arbitration procedures set forth in Section 9.12(h) (the "Arbitration"). The parties shall seek to conclude the Arbitration as promptly as practicable but in no event shall the Arbitration be conducted more than 90 days subsequent to the initiation of Arbitration. If the result of the Arbitration is that the Investing Party would incur a Loss of Rights if it engaged in the activity being considered (without regard to the last sentence of Section 9.12(c)), then the Investing Party shall be subject to a Loss of Rights, without the opportunity for cure, if it then goes





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
forward with such activities (without regard to the last sentence of Section 9.12(c)). If the result of the Arbitration is that there would occur a Loss of BT Rights Termination if the Investing Party engaged in the activity being considered, then the Loss of BT Rights Termination shall occur, without the opportunity for cure by the investing party, if it then goes forward with such activities. Any determination by the Arbitration shall take into account any proposed divestment by the Investing Party to an unaffiliated third party, provided that (i) such divestment occurs as promptly as commercially reasonable (but no more than one year following the activity or investment that would otherwise lead to a Loss of Rights) and (ii) is conducted in accordance with the First Offer Procedures.

          (g) In the event that either party (but which, in the case of activities described in Section 9.12(d), shall be BT) (the "Aggrieved Party") believes that the other party (the "Active Party") has engaged in activities that would subject such Active Party to a Loss of Rights or would result in the Loss of BT Rights Termination, then the Aggrieved Party shall notify the Active Party and the parties shall seek to resolve the matter to their mutual satisfaction. In the event that BT delivers a notice to the Company in accordance with the immediately preceding sentence with respect to activities engaged in by the Company or its Affiliates on or prior to the fifth anniversary of the Closing Date, the last sentence of Section 9.12(c), insofar as it permits the Company and its Affiliates to be Engaged in the Core Business of BT in the EEA subsequent to the fifth anniversary of the Closing Date, shall not be applicable to the activities that are the subject of such notice. If the parties cannot resolve the matter within 60 days, then either party can initiate Arbitration within 60 days thereafter as provided in Section 9.12(h). The parties shall seek to conclude the Arbitration as promptly as practicable but in no event shall such Arbitration be conducted more than 90 days subsequent to the initiation of Arbitration. If the result of the Arbitration is that (i) the Active Party should be subject to a Loss of Rights (without regard to the last sentence of Section 9.12(c)) or (ii) there should occur a Loss of BT Rights Termination, then the Active Party shall be entitled to a one year cure period (if the arbitrators believe that the activity is capable of cure) which cure shall be effected by divestment pursuant to the First Offer Procedures, provided that the Active Party shall not be entitled to a cure period, or shall be entitled to a reduced cure period, at the discretion of the arbitrators, if the arbitrators conclude that the Aggrieved Party's business, results of operations or prospects were materially and adversely affected by the conduct of the Active Party or that the Active Party engaged in activities that gave rise to the Arbitration in willful disregard of the consequences.





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          (h)  Arbitration under Section 9.12(f) or 9.12(g) shall proceed as herein set forth:

          (i) The Investing Party (which, for purposes of this clause (h) only, will be deemed to also refer to any party that initiates Arbitration in accordance with clause (g) above) shall give the Subject Party (which, for purposes of this clause (h) only, will be deemed to also refer to the party in any Arbitration initiated in accordance with clause (g) above that did not initiate such Arbitration) a written notice which shall also contain, in addition to the demand for arbitration, a clear statement of the issue to be resolved by the Arbitration, the name and address of the arbitrator selected by the Investing Party and the address to which all further papers regarding the Arbitration are to be mailed or delivered.

          (ii) The Subject Party shall deliver a written response to the arbitration notice within 30 days following its actual receipt of such notice. Such response shall contain a clear statement of its position concerning the issue in dispute, the name and address of the arbitrator selected by the Subject Party and the address to which all further papers regarding the Arbitration are to be mailed or delivered. If the Subject Party fails to designate its arbitrator within the time allowed, the Investing Party may apply to the United States District Court for the Southern District of New York (the "New York Court") for designation of the second arbitrator. The application shall provide no less than five days' notice to the Subject Party, before presentation to the New York Court. The Subject Party may appoint the second arbitrator at any time prior to the day the Court appoints the second arbitrator.

         (iii) Within five Business Days following the selection of the second arbitrator, the two arbitrators shall select a third arbitrator. In the event they fail to do so within that time period, either party may apply to the New York Court for appointment of a third arbitrator. The application shall provide no less than five days' notice to the other party before presentation to the New York Court. The third arbitrator must be an attorney reasonably experienced in commercial affairs who is a member of the New York Bar, must be impartial and must otherwise satisfy the requirements of CPLR 7506(a) and 9 U.S.C. Section 10. The method of selection of arbitrators, or the arbitrators as selected, may be changed at any time only upon written agreement of the parties.

          (iv) In the selection of the party-appointed arbitrators under clauses (i) and (ii) above, a party may select any person, including a person with





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
     "partiality" under the meaning of CPLR 7511 or "evident partiality" under the meaning of 9 U.S.C. Section 10, but no party may select an arbitrator who is or ever has been an officer, director or employee of such party or of any Affiliate of such party; the "partiality" or "evident partiality" of an arbitrator selected in compliance with this clause (iv) shall not be a basis for vacating the award.

           (v) If any arbitrator fails or is otherwise unable to act, a successor arbitrator shall be selected in the same manner as the arbitrator who fails or is otherwise unable to act was selected, except that no more than five days shall be allowed to select a successor arbitrator under this provision.

          (vi) The Arbitration hearing shall be conducted in New York or such other place as the arbitrators shall decide. The hearing shall commence within a period agreed to by the parties in writing or, in the absence of such agreement, within ten days after the selection of the third arbitrator, within a period determined by a majority of the arbitrators and of which the parties are notified at least ten days prior to the first date of hearing. Written interrogatories shall not be permitted. Depositions shall be permitted by majority decision of the arbitration panel upon a showing that the deposition may be helpful to the conduct of the Arbitration. The parties may request that documents be produced, but the only documents which must be produced are those which a majority of the arbitration panel determines may be helpful to the conduct of the Arbitration. The parties shall, seven days before the commencement of the Arbitration hearing, exchange all exhibits they intend to use in the Arbitration and notify the other party of the identity of all witnesses whose testimony is to be presented at the arbitration. Testimony at the hearing may be presented by telephone or affidavit, as well as by personal appearance. The Arbitration proceeding shall be private, and all parties and their representatives and all arbitrators shall maintain the confidentiality of the claims, counterclaims, testimony, evidence and all other aspects of the proceeding, except insofar as such disclosure is required by law. The arbitrators may only resolve the question submitted to Arbitration and shall include as part of their consideration a full review of this Agreement and any related agreement. The decision of the majority of the arbitrators shall be the decision of the panel. Although the Arbitration shall not be under the auspices of the American Arbitration Association, the Arbitration shall be conducted in accordance with the January 1, 1991 Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"), except the procedures, requirements and





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     restrictions set out in this Section 9.12(h) shall govern over the
     Arbitration Rules; otherwise applicable provisions of the Arbitration Rules calling for notification by or to the American Arbitration Association shall be satisfied by notification by or to the panel, as the case may be.

         (vii) In any Arbitration pursuant to this Section 9.12(h) each party shall pay the fees and costs of the arbitrator whom he selected. The arbitration panel may award to the more prevailing party its other fees, costs and expenses of the Arbitration, including reasonable attorney fees. During the pendency of the arbitration, the fees of the third arbitrator shall be split equally by the parties. At the conclusion of the Arbitration, any party may apply to the New York Court for an order confirming the Arbitration panel's decision.

        (viii)  Any proceeding in a court of law in connection with this
     Section 9.12(h) (other than to compel Arbitration, to select an arbitrator under clauses (ii) and (iii) above, to stay litigation pending Arbitration, to confirm an arbitration award or to enforce an arbitration judgment) shall be immediately stayed upon receipt of a notice or demand for Arbitration. In any action or proceeding to compel Arbitration, to stay litigation or confirm an arbitration award, the more prevailing party shall be entitled to recover its fees, costs and expenses incurred therein, including reasonable attorney fees, and including the fees, costs and expenses, including reasonable attorney fees, incurred in any appellate proceeding.

          (i) Prior to any sale of a Subsidiary, business or assets (the "Sale Assets") by either BT or the Company pursuant to Section 9.12(b)(iv) or 9.12(b)(v) or Section 9.12(e)(iv) or 9.12(e)(v), respectively, or by either BT or the Company pursuant to Section 9.12(f), the party proposing to divest itself of the Sale Assets shall provide the other party with the opportunity to acquire the Sale Assets pursuant to a notice in writing (the "Opportunity Notice") setting forth such terms and conditions upon which the divesting party in good faith proposes to sell or cause the sale of the Sale Assets to the other party. If within 90 days of receipt of the Opportunity Notice the party that is offered the Sale Assets elects not to acquire the Sale Assets or if the parties cannot reach agreement with respect to the terms and conditions of such offered sale, then the divesting party shall be free to sell or cause the sale of the Sale Assets in its discretion, provided that any subsequent sale of the Sale Assets to a third party shall not be upon terms and conditions that are in the aggregate less favorable to the divesting party than the terms and conditions upon which the Sale Assets were offered to the other party to this Agreement and the purchase price paid by a third party shall





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
in no event be less than the purchase price offered to the other party to this Agreement.

          (j) Subsequent to the Closing Date, in the event of a Newco Triggering Event or if the Class A Common Stock is otherwise no longer outstanding (and BT does not retain any rights under Section 9.7) or if the Company has been subject to a Loss of Rights pursuant to Arbitration, then BT may undertake the activities specified in Section 9.12(a) without suffering any Loss of BT Rights.

          (k) Subsequent to the Closing Date, in the event of a Newco Triggering Event or if the Class A Common Stock is otherwise no longer outstanding (and BT does not retain any rights under Section 9.7) or BT has been subject to Loss of Rights pursuant to Arbitration, then the Company may undertake the activities specified in Section 9.12(c) without suffering any Loss of Company Rights.





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